EXHIBIT 10.41

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) made as of the 6th day of April, 2004

BETWEEN:

PATHEON PHARMACEUTICALS INC.,
a corporation existing under the laws of Delaware

(hereinafter referred to as “Patheon”),

- and -

RELIANT PHARMACEUTICALS, INC.
a corporation existing under the laws of Delaware,

(hereinafter referred to as the “Client”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1          Definitions.

The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” shall mean the Federal Food, Drug and Cosmetics Act, 21 U.S.C. §301 et seq. as may be amended from time to time and the regulations promulgated thereunder;

“Active Compound” or “API” means Isradipine;

“Affiliate” means, with respect to any party, any person or entity that directly or indirectly through one or more intermediaries’ controls, is controlled by, or is under common control with, the person or entity specified. For purposes of this definition, “control” shall mean with respect to an entity the direct or indirect ownership of (i) greater than fifty percent (50%) or more of the capital stock or share capital entitled to vote for the election of the directors of the entity or (ii) greater than 50% of the equity or voting interest of the entity or (iii) the ability to otherwise direct the management and operations of the entity;

“Alza Technical Information” shall mean know how, trade secrets, inventions, data, technology and information relating to the Drug or Drug Product, or the System which are owned by Alza and sublicensed to Reliant. Technical Information shall include without limitation, processes and analytical methodology used in development, testing, analysis and manufacture and medical, clinical, toxicological or other scientific data;

“Applicable Laws” means all applicable laws, ordinances, rules and regulations of any kind whatsoever of any Authority relating to the Manufacturing Services;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal in the Territory;

“Business Day” means a day other than a Saturday, Sunday on which commercial banks are not authorized to close in the states of New Jersey or Ohio;

“cGMPs” means current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations, together with the latest FDA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Capital Letter” means the agreement between Patheon and the Client relating to the capital expenditures associated with the acquisition of certain equipment and Facility improvements which agreement shall substantially be in the form attached hereto as Schedule H;

“Commencement Date” means the date on which Patheon and/or Client has satisfied all regulatory requirements including those under the Act necessary for Patheon to commence performance of the Manufacturing Services hereunder;

“Components” means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labelling for the Drug Product), required to be used in order to produce the Drug Product in accordance with the Specifications, other than the API or Granulations;

“Components Costs” shall mean the cost of Components as set forth in Section 2.1(c) hereto.

“Confidentiality Agreement” means the agreement relating to the non-disclosure of confidential information between Patheon and the Client dated December 9, 2003;

“Contract Year” means the twelve-month period coinciding with the calendar year. Notwithstanding the foregoing for purposes of this Agreement the first Contract Year shall mean the period commencing on the Commencement Date to December 31, 2005.

Thereafter each Contract Year shall be from January 1 to December 31 of each calendar year during the Term of this Agreement;

“Conversion Costs” shall mean the cost to convert the Granulations into Drug Product as set forth in Section 4.2(a) hereto.

“Deficiency Notice” shall have the meaning ascribed thereto in Section 6.1(a);

“Drug” shall mean the pharmaceutical product DynaCirc® CR, whose active ingredient is the Active Compound;

“Drug Layer Granulation” shall mean a granulation of Active Compound, [***] produced by Novartis on behalf of Reliant and provided to Patheon for use under this Agreement;

“Drug Product” shall mean the Drug to be produced by Patheon in bulk dosage form (DynaCirc® CR tablets 5 mg & 10 mg);

“Facilities” or singularly, “Facility” means the facility owned and operated by Patheon that is located at 2110 East Gaibraith Road, Cincinnati, Ohio;

“FCA” means Free Carrier Multimodal, as that term is defined in INCOTERMS 2000;

“FDA” means the United States government department known as the Food and Drug Administration and any successor agency performing similar functions;

“Firm Orders” has the meaning specified in Section 5.2(b);

“Granulations” shall mean collectively the Drug Layer Granulation and the Osmotic Layer Granulation

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, know how, copyright, industrial designs;

“Invention” means information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon in connection with the manufacture of the Drug Product but, for greater certainty, does not include Granulations;

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“Manufacturing Services” means the manufacturing, compression, coating, laser drilling and over-coating, quality control, quality assurance, bulk packaging and related services, as contemplated in this Agreement, required to produce Drug Product from Granulations and Components;

“Minimum Run Quantity” means the minimum number of batches of the Drug Product to be produced during the same cycle of manufacturing as set forth in Schedule B hereto;

“NDA” means the New Drug Application 20-336 as amended and supplemented for the Drug Product and as approved by the FDA to market the Drug Product and any materials, documents or information referred to or relied upon therein;

“Novartis” shall mean Novartis Consumer Health, Inc.;

“Osmotic Layer Granulation” shall mean a granulate of polyethylene oxide and hydroxypropyl methylcellulose not including Active Compound produced by Novartis on behalf of Reliant and provided to Patheon for use under this Agreement;

“Packaged Drug Product” shall mean finished Drug Product packaged by Novartis Pharmaceutical Corporation;

“Patheon Manufacturing Responsibilities” means Patheon’s responsibilities and obligations with respect to the provision of Manufacturing Services as set forth in Sections 2.1 and 2.2;

“Quality Agreement” means the agreement between the parties hereto setting out the quality assurance standards to be applicable to the Manufacturing Services provided by Patheon which agreement shall substantially be in the form attached hereto as Schedule G;

“Specifications” means the file, for the Drug Product, which is provided by the Client to Patheon and which contains documents relating to the Drug Product, including, without limitation:

(a)           specifications for Granulations and Components;

(b)           manufacturing specifications;

(c)           storage requirements;

(d)           all environmental, health and safety information relating to the Drug Product including material safety data sheets;

(e)           the finished Drug Product specifications, packaging specifications (if applicable) and shipping requirements for the Drug Product, which are attached hereto as Schedule A;

and which comply with the NDA, and all as updated, amended and revised from time to time by the Client in accordance with the terms of this Agreement;

“System” shall mean an oral osmotic system for the controlled administration of drugs.

“Technical Dispute” has the meaning specified in Section 12.2;

“Term” has the meaning specified in Section 8.1;

“Territory” means in the geographic area of the United States, its territories and possessions including Puerto Rico; and

“Third Party Rights” means the Intellectual Property or any other rights of any third party.

1.2          Currency.

Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

1.3          Sections and Headings.

The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

1.4          Singular Terms.

Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

1.5          Schedules.

The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A - Drug Product Specifications
Schedule B - Minimum Run Quantity, Minimum Annual Volume & Fees
Schedule C - Intentionally Deleted
Schedule D - Active Compound and Granulations
Schedule E - Batch Numbering & Expiration Dates
Schedule F - Technical Dispute Resolution
Schedule G - Form of Quality Agreement
Schedule H - Capital Letter

ARTICLE 2

PATHEON’S MANUFACTURING RESPONSIBILITIES

2.1          Manufacturing Services.

Patheon shall provide the Manufacturing Services for the Territory for the fees specified in Schedules B in order to produce Drug Product for the Client. Subject to Client’s continuing obligation to purchase certain quantities of Packaged Drug Product from Novartis Pharmaceutical Corporation, during the Term and provided that Patheon is not in material default hereunder and is otherwise capable of meeting all of Client’s demand for the Drug Product in accordance with forecasts and Firm Orders set forth in Section 5.2 hereof Client shall purchase all of its other requirements of Drug Product from Patheon. In providing the Manufacturing Services, Patheon shall perform each of the following services:

(a)           Conversion of Granulations. Patheon shall convert the Granulations and Components into Drug Product.

(b)           Quality Control and Quality Assurance. Patheon shall perform the quality control and quality assurance testing specified in the Quality Agreement. Each time Patheon ships Drug Product to the Client or Client’s designee, it shall provide the Client with a certificate of analysis that sets out the test results for each batch of Drug Product, and that certifies that such batch has been evaluated by Patheon’s Quality Control/Quality Assurance department and that the Drug Product complies with the Specifications and a certificate of conformance certifying that the Drug Product was manufactured in accordance with cGMP’s.

(c)           Components. Patheon shall purchase and test all Components (with the exception of those that are supplied by the Client) at Patheon’s expense (the “Components Costs”) and as specified by the Specifications.

(d)           Bulk Manufacture. Patheon shall manufacture the Drug Product in bulk in accordance with the terms of this Agreement. If subsequent to the execution of this Agreement, Client wishes to qualify a secondary source for granulation and/or packaging of Drug Product, provided that Patheon is not in default of its obligations hereunder, Client shall give Patheon the first opportunity to provide those granulation and/or packaging services, subject to the Parties mutual agreement on the fees for such services and compliance by Patheon with all applicable laws relating to the provision of granulation and/or packaging services.

2.2          Standard of Performance.

Patheon shall provide the Manufacturing Services for the Drug Product in accordance with the Specifications, Applicable Laws and cGMPs. Drug Product manufactured hereunder shall not be adulterated or misbranded within the meaning of the Act. In performing the Manufacturing Services, Patheon shall maintain all necessary licenses, permits and other regulatory approvals necessary to comply with its obligations hereunder.

2.3          Exclusivity.

(a)           Patheon agrees that during the Term and for a period of [***] years from the date of the expiration of the last patent covering the Drug Product Patheon, its Affiliates and any successors thereto shall not manufacture or cause to manufacture for any party in the Territory or for any party outside the Territory for sale inside the Territory other than Client (i) The Drug Product (ii) any product indicated for the [***] conditions which contains the Active Compound.

(b)           Patheon further agrees that in the event this Agreement is terminated by Reliant pursuant to Sections 8.2 (a) or 8.2 (b), Patheon shall not manufacture or cause to manufacture for any party in the Territory or for any party outside the Territory for sale inside the Territory for a period from the date of termination through December 31, 2010 (i) the Drug Product or (ii) any product indicated for the [***] conditions which contains the Active Compound.

(c)           Notwithstanding section 2.3 (a) above in the event Patheon terminates this Agreement pursuant to sections 8.2(b) or 8.2 (d) hereof, the prohibition set forth in section 2.3(a)(ii) shall not apply.

(d)           Patheon agrees that it shall not manufacture and cause its Affiliates and any successors not to manufacture any products that are manufactured using the Alza Technical Information unless such party has a valid and existing license to utilize the Alza Technical Information in the manufacture of the product (s).

(e)           Patheon further agrees it shall not at any time use Client Confidential Information for any purpose other than to perform its obligations under this Agreement.

ARTICLE 3

CLIENT’S OBLIGATIONS

3.1          Payment.

Pursuant to the terms of this Agreement, the Client shall pay Patheon for the provision of the Manufacturing Services according to the fees specified in Schedule B (such fees being subject to adjustment in accordance with the terms hereof).

3.2          Granulations.

The Client shall, at its sole cost and expense, deliver or have delivered the Granulations to Patheon in sufficient quantities and at such times to facilitate the provision of the Manufacturing Services by Patheon, which Granulations shall be held by Patheon on behalf of the Client on the terms and subject to the conditions herein contained. The parties acknowledge

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and agree that title to the Granulations shall at all times belong to and remain the property of the Client. Patheon agrees that any Granulations received by it shall only be used by Patheon to provide the Manufacturing Services. Patheon’s liability with respect to any lost or damaged Granulations shall be as set forth in Section 10.2.

ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS

4.1          First Year Pricing.

The fees for the Manufacturing Services (which fees include Conversion costs and Component costs) listed in Schedule B (the “Manufacturing Fees”) are intended by the parties to be fixed for the first Contract Year of this Agreement, subject to the amendments to such fees provided for in this Article 4. Manufacturing Fees may be referred to herein as the “Fee” or “Fees”.

4.2          Subsequent Years’ Pricing.

For each Contract Year commencing January 1, 2006 the Fees during the Contract Year shall be determined in accordance with the following:

(a)           Manufacturing Costs. Patheon shall be allowed to adjust the Fees:  (i) for costs associated with the conversion of Granulations and Components into Drug Product (the “Conversion Costs”) in respect of the Drug Product based on the most recently available final Producers’ Price Index for Pharmaceutical Product as published by the U.S. Bureau of Labor Statistics or any governmental successor thereto (“PPI”) using the procedure set forth in Section 4.3 and (ii) for Component Costs to pass on the actual amount of any increase or decrease in such costs without mark-up. For each Contract Year in which Patheon is entitled to adjust the Fees Patheon shall provide Client with written notice of any change in the Fees within 30 days of receipt by Patheon of the Annual Forecast. The Parties agree that the Fees shall not be adjusted more than once per Contract Year, however this limitation shall not include price adjustments under section 4.3 or 4.4. In addition, notwithstanding anything herein to the contrary, Manufacturing Fees associated with Conversion Costs shall not be increased by greater than [***]% per annum in any Contract Year during the Term. There shall be no similar limitation in terms of increases in Component Costs which shall be passed on to Client in an amount equal to the actual increase paid by Patheon without markup.

(b)           Annual Forecast. By July 1st of each Contract Year of this Agreement, the Client shall provide Patheon a yearly volume projection for Drug Product. To the extent that Patheon reasonably determines that the projections contained in that yearly

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volume forecast necessitate that an adjustment be made to the Fees for such Contract Year, Patheon shall, within 30 days of receipt by Patheon of the yearly forecast, be entitled to request an appropriate price adjustment.

(c)           Pricing Basis. The Client acknowledges that the Fees in any Contract Year are quoted based upon the Minimum Run Quantity and estimated annual volume for the Drug Product specified in Schedule B or thereafter specified in the forecast provided pursuant to Section 4.2(b) for the Contract Year and is subject to change if the specified Minimum Run Quantity and estimated annual volume is not met. For greater certainty, if Patheon and the Client agree that the Minimum Run Quantity of the Drug Product shall be reduced whether as a result of a decrease in estimated annual volume or otherwise and, as a result of such reduction, Patheon’s Fees materially increase on a per unit basis, then subject to the limitation set forth in 4.2(a) above Patheon shall be entitled to an increase in the Fees by an amount sufficient to absorb such increase.

In connection with a Fee adjustment pursuant to Section 4.2(a), Patheon shall deliver to the Client a revised Schedule B and a statement outlining the percentage increase in the PPI upon which such Fee adjustment is based. In connection with all Fee adjustment requests pursuant to this Section 4.2(b) and 4.2(c), Patheon shall deliver to the Client a revised Schedule B and such budgetary pricing information or other documentation reasonably sufficient to demonstrate that a Fee adjustment is justified, provided that Patheon shall have no obligation to provide any supporting documents to the extent such documents are subject to obligations of confidentiality between Patheon and its suppliers.

From the date Patheon submits a written request for a price adjustment as per the terms described above, Patheon shall continue to perform the Manufacturing Services while the parties engage in negotiation of revised Fees. Once a price adjustment has been agreed upon such adjustment shall apply retroactively to the later of the first day of the relevant Contract Year or the date in which the written request is received by Client unless the Parties otherwise agree.

4.3          Adjustments to Pricing.

During any Contract Year of this Agreement, the Fees set out in Schedule B or Schedule C shall be subject to adjustment in accordance with the following:

(a)           Volume Reduction. If at any time and from time to time Patheon determines, acting reasonably and based on the forecasts and Firm Orders received from the Client, that the current yearly volumes (including, without limitation, any permanent reductions in volumes) relating to the Drug Product will constitute no more than [***]% of the minimum annual volume for the Drug Product specified in Schedule B hereto or, if applicable, any revised minimum annual volume hereinafter agreed to by the parties, then Patheon shall be entitled to request an

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adjustment to the Fees to reflect the demonstrated material increased costs that Patheon will incur as a result of the reduced volumes.

(b)           Extraordinary Increases in Component Costs. If at any time market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon shall be entitled to request an adjustment to the Fees to compensate it for such demonstrated material increased in Component costs. For the purposes of this Section 4.3(b), changes materially greater than normal forecasted increases shall be considered to have occurred if: (i) the cost of a Component increases by [***]% of the cost for that Component upon which the fee quote was based; or (ii) the aggregate cost for all Components required to manufacture the Drug Product increases by [***]% of the total Component costs for such Drug Product upon which the fee quote was based. To the extent that Component costs have been previously adjusted pursuant to Section 4.2(a) or this Section 4.3(b) to reflect an increase in the cost of one or more Components, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Component (or Components) at the time the last of such adjustments were made. In the event Component costs decrease so that they are less than the amount forecasted, such cost reductions shall be passed through to Client.

In connection with a Fee adjustment request pursuant to this Section 4.3, Patheon shall deliver to the Client a revised Schedule B or Schedule C and such budgetary pricing information, adjusted Component costs or other documentation reasonably sufficient to demonstrate that a Fee adjustment is justified, provided that Patheon shall have no obligation to provide any supporting documents to the extent such documents are subject to obligations of confidentiality between Patheon and its suppliers. Upon delivery of such a request, each of the Client and Patheon shall forthwith use all reasonable efforts to agree on a revised Fee.

From the date Patheon submits a written request for a price adjustment as per the terms described above, Patheon shall continue to perform the Manufacturing Services while the parties engage in negotiation of revised Fees. Once a price adjustment has been agreed upon such adjustment shall apply retroactively to the later of the first day of relevant Contract Year unless the Parties otherwise agree or the date in which the written request is received by Client.

4.4          Adjustments Due to Technical Changes.

Amendments to the Specifications or the Quality Agreement requested by the Client will only be implemented following a technical and cost review by Patheon and are subject to the Client and Patheon reaching agreement as to revisions, if any, to the Fees specified in Schedules B or C necessitated by any such amendment. If the Client accepts a proposed fee change, the proposed change in the Specifications shall be implemented, and the fee change shall become effective only with respect to those orders of Drug Product that are manufactured in accordance with the revised Specifications. In addition, the Client agrees to purchase, at

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Patheon’s cost therefor (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), all Inventory utilized under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 5.3, to the extent that such Inventory can no longer be utilized under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or in accordance with Section 5.3 shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by the Client.

ARTICLE 5

ORDERS, DELIVERY, INVOICING, PAYMENT

5.1          Market Outlook.

The Client acknowledges that for optimal production planning, Patheon requires an understanding of the Client’s strategic vision for the Drug Product in the market and agrees, to the extent that such information (including, if any, the Client’s five-year market outlook studies) exists, to share such information with Patheon, provided that such information may not be relied upon by Patheon for any purpose and further provided that any information so provided shall be subject to the confidentiality provisions of Article 11.

5.2          Orders and Forecasts.

(a)           Rolling Forecasts. No later than ten (10) days of the Commencement Date, the Client shall provide Patheon with a written non-binding 18 month forecast of the volume of the Drug Product that the Client then anticipates will be required to be produced and delivered to the Client during each month of that 18 month period. Such forecast will be updated by the Client monthly on a rolling 18 month basis and updated forthwith upon the Client determining that the volumes contemplated in the most recent of such forecasts has changed by more than 20%. The most recent 18 month forecast shall prevail.

(b)           Firm Orders. No later than ten (10) days of the Commencement Date and on or before the 20th day of each calendar month thereafter, the Client shall issue firm written orders (“Firm Orders”) for the Drug Product to be produced and delivered to the Client on a date not less than 90 days from the first day of the calendar month immediately following the date that the Firm Order is submitted. Such Firm Orders submitted to Patheon shall specify the Client’s purchase order number, quantities of Drug Product, monthly delivery schedule and any other elements necessary to ensure the timely production and delivery of the Drug Product. The quantities of Drug Product ordered in such written orders shall be firm and binding on the Client and shall not be subject to reduction by the Client.

(c)           Three Year Forecast. No later than fifteen (15) days of the Commencement Date, and on or before May 1st in each Contract Year thereafter, the Client shall provide Patheon with a written non-binding three-year forecast (broken down by quarters for the second and third years of the forecast) of the volume of the Drug Product the Client then anticipates will be required to be produced and delivered to the Client during the three-year period.

5.3          Reliance by Patheon.

The Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted pursuant to Sections 5.2(a) and (b) in ordering the Components required to meet such Firm Orders. In addition, the Client understands that to ensure an orderly supply of such Components and to achieve economies of scale in the costs, it may be desirable for Patheon to purchase such Components in sufficient volumes to meet the production requirements for Drug Product during part or all of the forecasted periods referred to in Section 5.2(a) or to meet the production requirements of any longer period agreed to by Patheon and the Client. Accordingly, the Client authorizes Patheon to purchase Components in order to satisfy the production requirements for Drug Product for the first six months contemplated in the most recent forecast provided by the Client pursuant to Section 5.2(a), and agrees that Patheon may make such other purchases of Components to meet production requirements during such longer periods as may be agreed to in writing from time to time by the Client at the request of Patheon. If Components ordered by Patheon pursuant to Firm Orders or this Section 5.3 are not included in finished Drug Product purchased by the Client within six months after the forecasted month in respect of which such purchases have been made (or such longer period as the parties may agree), the Client shall pay to Patheon its costs therefor (including all costs incurred by Patheon in connection with the purchase and handling of such Components) and, in the event such Components are incorporated into Drug Product subsequently purchased by the Client or into third party products manufactured by Patheon and subsequently purchased by a third party, the Client will receive credit for any costs of such Components previously paid to Patheon by the Client.

5.4          Minimum Orders.

The Client may only order Drug Product in multiples of the Minimum Run Quantities set out in Schedule B.

5.5          Shipments.

Shipments of Client’s Drug Product shall be made FCA (as defined in INCOTERMS 2000) Patheon’s shipping point unless otherwise mutually agreed. Such title as Patheon has in Drug Product and risk of loss or of damage to Drug Product shall remain with Patheon until Drug Product is loaded onto the carrier’s vehicle by Patheon for shipment at the shipping point at which time title and risk of loss or damage shall transfer to the Client. Unless otherwise agreed, Patheon shall, in accordance with the Client’s instructions and as agent for the Client, (i) arrange for shipping to be paid by the Client and (ii) at the Client’s risk and expense, obtain any export licence or other official authorization necessary to export the Drug Product. The Client shall arrange for insurance and shall select the freight carrier used by Patheon to ship Drug Product and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Drug Product shall be transported in accordance with the Specifications.

5.6          Invoices and Payment.

Patheon shall submit to the Client, with each shipment of Drug Product, an invoice covering such shipment. Patheon shall also provide the Client with an invoice covering any Inventory or Components which are to be purchased by the Client pursuant to the terms of this Agreement. Each such invoice shall, to the extent applicable, identify the Client purchase order number, Drug Product numbers, names and quantities, unit price, freight charges and the total amount to be remitted by the Client. The Client shall pay all such undisputed amounts on invoices within 30 days of the date of the invoice. Any undisputed amounts not paid by Client when due under this Agreement shall be subject to interest beginning on the date which is thirty (30) days from the date of the invoice and including the date upon which such payment is received at a rate equal to the lesser or (i) one and one half percent (1½ %) per month or (ii) the highest rate permitted by Applicable Laws. In each case, interest shall be calculated daily on the basis of a 365 day year.

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1          Product Claims.

(a)           Product Claims. The Client has the right to reject any portion of any shipment of Drug Product that deviates from the Specifications, cGMPs, or Applicable Laws without invalidating any remainder of such shipment. The Client shall inspect the Drug Product manufactured by Patheon upon receipt thereof and shall give Patheon written notice (a “Deficiency Notice”) of all claims for Drug Product that deviate from the Specifications, cGMPs, or Applicable Laws within 30 days after the Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Drug Product, within 30 days after discovery thereof by the Client, but in no event after the expiration date of the Drug Product). Should the Client fail to provide Patheon with the Deficiency Notice within the applicable 30-day period, then the delivery shall be deemed to have been accepted by the Client on the 30th day after delivery or discovery, as applicable. Except as set out in Section 6.2, Patheon shall have no liability for any deviations for which it has not received notice within the applicable 30-day period.

(b)           Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon shall have 10 days to advise the Client by notice in writing that it disagrees with the contents of such Deficiency Notice. If the Client and Patheon fail to agree within 10 days after Patheon’s notice to the Client as to whether any Drug Product identified in the Deficiency Notice deviates from the Specifications, cGMPs, or Applicable Laws, then the parties shall mutually select an independent laboratory to evaluate if the Drug Product deviates from the Specifications or cGMPs. Such evaluation shall be binding on the parties, and if such evaluation certifies that Drug Product deviates from the Specifications, cGMPs, or Applicable Laws, the Client may reject those Drug Product in the manner contemplated in this Section 6.1. If such evaluation does not so certify in respect of any such Drug Product, then the Client shall be deemed to have accepted delivery of such Drug Product on the 40th day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Drug Product, on the 40th day after discovery thereof by the Client, but in no event after the expiration date of the Drug Product).

(c)           Patheon Responsibility. In the event the Client rejects Drug Product in accordance with this Section 6.1 and the deviation is determined to arise from Patheon’s failure to provide the Manufacturing Services in accordance with the Patheon Manufacturing Responsibilities, Patheon will credit the Client’s account for Patheon’s invoice price to the Client for such defective Drug Product. If the Client shall have previously paid for such defective Drug Product, Patheon shall promptly, at the Client’s election, either: (i) refund the invoice price for such defective Drug Product; (ii) offset such amount against other amounts due to Patheon hereunder; or (iii) replace such Drug Product with conforming Drug Product without the Client being liable for payment therefor under Section 3.1, contingent upon the receipt from the Client of all Active Compounds or Granulations (as the case may be) (which shall be paid for by Patheon, subject to the limitations set out in Section 10.2) required for the manufacture of such replacement Drug Product.

(d)           Shortages. Claims for shortages in the amount of Drug Product shipped by Patheon shall be dealt with as may reasonably be agreed to by the parties.

6.2          Product Recalls and Returns.

(a)           Records and Notice. Patheon and the Client shall each maintain such records as may be necessary to permit a Recall of any Drug Product delivered to the Client or customers of the Client. Each party shall promptly notify the other by telephone (to be confirmed in writing) of any information, which might affect the marketability, safety or effectiveness of the Drug Product and/or which might result in the Recall or seizure of the Drug Product. Upon receiving any such notice or upon any such discovery, each party shall cease and desist from further shipments of such Drug Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented by the Client. “Recall” shall mean any action: (i) by the Client to recover title to or possession of quantities of the Drug Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Drug Product from the market); or (ii) by any regulatory authorities to detain or destroy any of the Drug Product. “Recall” shall also include any action by either party to refrain from selling or shipping quantities of Drug Product to third parties which would have been subject to a Recall if sold or shipped.

(b)           Recalls. In the event (i) any governmental or regulatory authority issued a directive, order or, following the issuance of a safety warning or alert with respect to Drug Product, a written request that any Drug Product be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) the Client determines that any Drug Product should be Recalled or that a “dear doctor” letter is required relating the restrictions on the use of any Drug Product, Patheon will co-operate as reasonably required by the Client, having regard to all applicable laws and regulations.

(c)           Product Returns. The Client shall have the responsibility for handling customer returns of the Drug Product. Patheon shall provide the Client with such assistance as the Client may reasonably require handling such returns.

(d)           Patheon’s Responsibility. To the extent that a Recall or return results from, or arises out of, a failure by Patheon to provide the Manufacturing Services in accordance with the Patheon Manufacturing Responsibilities, Patheon shall be responsible for the documented out-of- pocket expenses of such Recall or return and shall use its commercially reasonable efforts to replace the Recalled or returned Drug Product with new Drug Product, contingent upon the receipt from the Client of all Granulations (which shall be paid for by Patheon, subject to the limitations set out in herein) required for the manufacture of such replacement Drug Product. In the event that Patheon is unable to replace the Recalled or returned Drug Product (except where such inability results from a failure to receive the required Granulations), then the Client may request Patheon to reimburse the Client for:  (i) the price that the Client paid to Patheon for manufacturing the affected Drug Product; and (ii) the cost of the Granulations. In all other circumstances, Recalls, returns or other corrective actions shall be made at the Client’s cost and expense. Patheon’s maximum liability associated with any Recall or return of a Drug Product shall be $5,000,000 per Recall or return event.

6.3          Disposition of Defective or Recalled Drug Product.

The Client shall not dispose of any damaged, defective, returned or Recalled Drug Product in relation to which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct the Client to return such Drug Product to Patheon. Patheon shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Drug Product in relation to which it bears responsibility under Section 6.1 or 6.2 hereof. In all other circumstances, the Client shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Drug Product.

6.4          Customer Questions and Complaints.

The Client shall have the sole responsibility for responding to questions and complaints from the Client’s customers. Questions or complaints received by Patheon from the Client’s customers shall be promptly referred to the Client. Patheon shall co-operate as reasonably required to allow the Client to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, within 30 days from the date of request, Patheon shall provide the Client with all necessary information that will enable the Client to respond properly to questions or complaints relating to the Drug Product. Unless it is determined that the cause of any customer complaint resulted from a failure by Patheon to provide the Manufacturing Services in accordance with the Patheon Manufacturing Responsibilities, all costs incurred in respect of this Section 6.4 shall be borne by the Client.

6.5          Sole Remedy.

Except for the Client’s right to terminate this Agreement in accordance with the applicable provisions of Section 8 hereof and the indemnity provided in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 shall be the Client’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Patheon Manufacturing Responsibilities.

ARTICLE 7

CO-OPERATION

7.1          Quarterly Review.

Each party shall forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers shall meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

7.2          Governmental Agencies.

Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Drug Product, regarding such Drug Product if in the opinion of that party’s counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided, however, that unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such party shall permit the other party to accompany and take part in any communications with the agency, and to receive copies of all such communications from the agency.

7.3          Records and Accounting by Patheon.

Patheon shall keep records of the manufacture, testing and shipping of the Drug Product, and retain samples of such Drug Product as are necessary to comply with the Act and Applicable Laws applicable to Patheon, as well as to assist with resolving Drug Product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of one year following the date of Drug Product expiry, or longer if required by Applicable Laws. The Client is responsible for retaining samples of the Drug Product necessary to comply with regulatory requirements and Applicable Laws applicable to the Client.

7.4          Inspection.

The Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, provided a Patheon representative is present during any such inspection.

7.5          Audit.

(a)           Client or its representatives shall have the right, upon reasonable advance notice, with reasonable frequency and during regular business hours, to inspect and audit the Facilities being used by Patheon for production or supply of Drug Product including all documentation related thereto to assure compliance by Patheon with the terms of this Agreement, Applicable Laws and cGMP’s. Such inspection and audit shall be limited to those portions of such facilities as are involved in the production of Drug Product, and shall be, conducted in a manner so as to minimize disruption of Patheon’s business operations.

(b)           If any of such audits reveal that the Facilities do not satisfy the requirements of this Agreement, Applicable Laws and cGMP’s in any material respect, then Client shall provide Patheon with written notice of such fact, which notice shall contain in reasonable detail (including reference to the applicable standard or criteria which has not been met) the deficiencies found in the Facilities and, if practicable, those steps which should be undertaken in order to remedy such deficiencies. Patheon shall use its commercially reasonable efforts to remedy, within the time to be agreed upon between the parties (the “GMP Remediation Period”), any deficiencies which may be noted in any such audit. In the event that Patheon does not remedy, or is incapable of remedying, any of such material deficiencies within such GMP Remediation Period, then Client shall be entitled to terminate this Agreement immediately upon written notice to Patheon, in which event Patheon shall, at its cost and expense, (i) provide such reasonable assistance and grant such licenses as shall be necessary in order for Client to transfer the manufacture of the Drug Product to itself or an alternative manufacturer; Client shall be entitled to deduct and/or set off against any amounts due Patheon under this Agreement any costs or expenses incurred by Client in connection with Client obtaining an alternative manufacturer of Drug Product, provided that such amounts shall not exceed a commercially reasonable amount in accordance with generally accepted industry standards.

(c)           During the term of this Agreement and for three (3) years after the expiration of the last lot of Drug Product manufactured pursuant to the Specifications, Client may audit manufacturing process records, and quality assurance/quality control records directly relating to the Manufacturing Services and the Drug Product. To the extent such records are not separable from other Client records, Patheon shall give reasonable access to an independent auditor selected by Client who shall audit the records pertaining to the Manufacturing Services and may disclose the results of the audit only to the extent it relates to this Agreement. In no event shall other Client information be disclosed to Client.

(d)           Patheon acknowledges that the provisions of this Section 7.5 granting Client certain audit rights shall in no way relieve Patheon of any of its obligations under this Agreement, nor shall such provisions require Client to conduct any such audits.

(e)           For greater certainty, the audit rights provided in this Section 7.5 shall not include a right to audit or inspect Patheon’s financial records. Patheon shall notify the Client of any inspections by any governmental agency involving the Drug Product.

7.6          Regulatory Compliance.

(a)           Patheon shall advise Client immediately (within 24 hours) if the FDA or other regulatory Authority visits or advises Patheon of its intent to visit Patheon’s Facility in connection with an inquiry or an inspection related to or affecting the Drug Product. Patheon shall provide Client the opportunity to be present at any visit or inspection relative to the Drug Product and to review prior to submission any documentation prepared in response to an inquiry relating to the Drug Product and Patheon shall immediately (within 24 hours) provide Client with the final report resulting from any such inspections or inquiries.

(b)           Patheon shall provide Client with immediate notification (within 24 hours) of its receipt of any of the following related to its manufacturing, production or testing activities in connection with or related to the Drug Product: (i) a copy of any list of observations (Form FDA483); Warning Letters; Information Letters; Regulatory Letters or the like issued by the FDA (collectively “Regulatory Notices”) and, to the extent practicable, shall provide Client an opportunity to review any written response relating to the Drug Product prior to submission to the issuing agency. Patheon shall provide to Client any additional Regulatory Notices received from the FDA following a response by Patheon to the initial Regulatory Notice. Patheon shall maintain sole responsibility for any matter pertaining to such inspections.

7.7          Reports.

Patheon will supply on an annual basis all Drug Product data, including release test results, complaint test results, all investigations (in manufacturing, testing and storage), and the like, that the Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any annual product review report that the Client is required to file with the FDA. At the Client’s request and subject to an additional fee to be agreed by the parties, Patheon may prepare annual product review reports on behalf of the Client and in accordance with the Client’s instructions.

7.8          FDA Filings.

(a)           FDA Filings. The Client shall have the sole responsibility for filing all documents with the FDA and taking any other actions that may be required for the receipt of FDA Approval for the commercial manufacture of the Drug Product. Patheon shall assist the Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain FDA Approval for the commercial manufacture of the Drug Product as quickly as reasonably possible.

(b)           Verification of Data. At least 7 days prior to filing any documents with the FDA that incorporate data generated by Patheon, the Client shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify the accuracy and regulatory validity of such documents as they relate to the Patheon generated data.

(c)           Verification of CMC. At least 7 days prior to filing with the FDA the Chemistry and Manufacturing Controls (“CMC”) of the New Drug Application (“NDA”) or the Abbreviated New Drug Application (“ANDA”) filing, as the case may be, the Client shall provide Patheon with a copy of the CMC portion that relates to the Manufacturing Services provided by Patheon as well as all supporting documents which have been relied upon to prepare the CMC portion so as to permit Patheon to verify that the CMC portion accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform pursuant to this Agreement.

(d)           Pre-Approval Inspection. If Client does not provide Patheon with the documentation requested under paragraphs (b) and (c) above within the time stipulated in these paragraphs and if Patheon reasonably believes that Patheon’s standing with the FDA may be jeopardized, Patheon may, in its sole discretion, delay or postpone the FDA pre-approval inspection (“PAI”) until such time Patheon has reviewed the requested documentation and is satisfied with its contents.

(e)           Deficiencies. If after discussion with Client, Patheon reasonably determines that any of the information provided by the Client in accordance with paragraphs (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon shall promptly notify the Client in writing of such Deficiencies. Until such Deficiencies have been resolved or agreement has been reached with the Client, Patheon reserves the right not to participate in the PAI. In such event, Patheon’s non-participation in the PAI shall not be construed as a breach of any of its obligations under this Agreement.

(f)            Client Responsibility. For clarity, the parties agree that in reviewing the documents referred to in paragraphs (b) and (c) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. As such, Patheon shall not assume any responsibility for the accuracy of the NDA or the ANDA, as the case may be. The sole responsibility of the preparation and filing of the NDA shall be borne by the Client.

ARTICLE 8

TERM AND TERMINATION

8.1          Initial Term.

This Agreement shall become effective as of the Commencement Date and shall continue for a period of five (5) years from such date (the “Initial Term”), unless terminated earlier by one of the parties, in accordance herewith. This Agreement shall automatically continue after the Initial Term for successive terms of two (2) years each unless either party gives written notice to the other party of its intention to terminate this Agreement at least 18 months prior to the end of the then current term.

8.2          Termination for Cause.

(a)           Either party at its sole option may terminate this Agreement upon written notice in circumstances where the other party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within 60 days following receipt of a written notice (the “Contract Remediation Period”) of said breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement pursuant to this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Contract Remediation Period (in circumstances where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party shall be deemed to have waived the breach of the representation, warranty or obligation described in the Breach Notice.

(b)           Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party in the event that: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (iii) this Agreement is assigned by such other party for the benefit of creditors.

(c)           The Client may terminate this Agreement upon 30 days’ prior written notice in the event that any regulatory Authority takes any action, or raises any objection, that prevents the Client from importing, exporting, purchasing or selling the Drug Product.

(d)           Patheon may terminate this Agreement if Client fails to pay undisputed amounts due hereunder pursuant to Sections 3.1 and 5.6 within thirty (30) days following receipt of written notice from Patheon.

8.3          Product Discontinuation.

The Client shall provide at least six months’ advance notice if it intends to no longer order the Drug Product due to its discontinuance in the market.

8.4          Obligations on Termination.

If this Agreement expires or is terminated in whole or in part for any reason, then (in addition to any other remedies Patheon may have in the event of default by the Client or Client may have in the event of default by Patheon):

(a)           Unless Patheon has terminated this Agreement pursuant to Section 8.2(d) above, Patheon shall complete manufacturing of all Firm Orders for Drug Product pending as of the date of expiration or termination and the Client shall take delivery of and pay for all undelivered Drug Product that are manufactured and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed;

(b)           the Client shall purchase, at Patheon’s cost (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), the Inventory applicable to the Drug Product which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.3 prior to notice of termination being given;

(c)           the Client shall satisfy the purchase price payable pursuant to Patheon’s orders with suppliers of Components, provided such orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.3; and

(d)           Patheon shall return to the Client all unused Granulations (with shipping and related expenses, if any, to be borne by the Client).

Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the parties pursuant to Articles 10 and 11 and Sections 13.1, 13.2, 13.3 and 13.15, all of which survive any termination.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1          Authority.

Each party covenants, represents and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2          Client.

The Client covenants, represents and warrants that:

(a)           the Specifications for the Drug Product are its or its Affiliate’s property and that the Client may lawfully disclose the Specifications to Patheon;

(b)           the Specifications for the Drug Product conform to all cGMPs, and Applicable Laws;

(c)           all Active Compounds or Granulations (as the case may be) and Components supplied by Client hereunder will comply in all material respects with the Specifications, cGMP, the Quality Agreement, and Applicable Laws;

(d)           it owns or possesses adequate licenses or other intellectual property that are necessary for Patheon to perform its obligations under this Agreement and that it is unaware of any assertion or claim challenging the ownership, use or validity of any intellectual property of Client to be utilized hereunder. The use of any formulas, documents, materials, compounds analytical methods or other intellectual property provided by Client under this Agreement does not infringe the valid rights of any third party including inter alia intellectual property rights;

(e)           the provision of the Manufacturing Services by Patheon in respect of the Drug Product pursuant to this Agreement or use or other disposition of the Drug Product by Patheon as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights;

(f)            there are no actions or other legal proceedings, the subject of which is the infringement of Third Party Rights related to any of the Specifications, or any of the Active Compounds, Granulations and the Components, or the sale, use or other disposition of the Drug Product made in accordance with the Specifications;

(g)           the Drug Product, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs (i) may be lawfully sold and distributed in every jurisdiction in which the Client markets such Drug Product, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;

(h)           the entering into of this Agreement by Client will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Client under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement in which Client is a party or by which it or any of its properties or assets is bound or affected; and

(i)            all necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement by Client have been duly obtained.

9.3          Patheon.

Patheon covenants, represents and warrants that:

(a)           all Manufacturing Services hereunder shall be performed in accordance with all Applicable Laws, rules or regulations and that all Drug Product manufactured for Client will comply in all respects with the Specifications, cGMP’s, the Act and all other Applicable Laws and the Quality Agreement and all Drug Product will not at the time of delivery be adulterated or misbranded within the meaning of the Act;

(b)           the entering into of this Agreement by Patheon will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body; or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Patheon, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which Patheon is a party or by which it or any of its properties or assets is bound or affected;

(c)           it owns or possesses adequate licenses or other intellectual property that are necessary for Patheon to perform its obligations under this Agreement and that it is unaware of any assertion or claim challenging the ownership, use or validity of any intellectual property of Patheon to be utilized hereunder. The use of any formulas, documents, materials, compounds analytical methods or other intellectual property provided by Patheon under this Agreement does not infringe the valid rights of any third party including inter alia intellectual property rights;

(d)           it has never been and is not currently debarred under the Act and that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C.§335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Food, Drug and Cosmetic Act;

(e)           All necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement by Patheon have been duly obtained;

(f)            There are no actions or legal proceedings pending or threatened which would limit or prevent Patheon from performing the Manufacturing Services contemplated hereunder; and

(g)           It possesses all necessary permits, licenses and other authorizations from any regulatory Authority necessary to perform the Manufacturing Services hereunder.

9.4          Permits.

The Client shall be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals in respect of the Drug Product or the Specifications, including, without limitation, all marketing and post-marketing approvals. Patheon shall be responsible for obtaining and maintaining on a timely basis any permits or regulatory approvals in respect of the Facilities used to perform the Manufacturing Services.

9.5          Compliance with Laws.

Each party, in connection with its performance under this Agreement, shall comply with all Applicable Laws.

9.6          No Warranty.

PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE DRUG PRODUCT.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1        Consequential Damages.

Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or for any liability, damage, costs or expense of any kind incurred by the other party of an indirect or consequential nature, provided however such limitation shall not apply with respect to the obligations of either party to indemnify the other in respect of a final judgment or order obtained by a third party where such third party claim arose as a result of the actions of the other party.

10.2        Limitation of Liability.

(a)           Active Compound and Granulations. Under no circumstances whatsoever shall Patheon reimburse Client for the cost of the Granulations or the Active Compound contained within the Granulations (the “Patheon Reimbursement”) unless the loss of such Granulations occurred as a result of (i) Patheon’s Negligence, as defined in subsection (f) below; or (ii) Patheon’s gross negligence, intentional misconduct or fraud.

(b)           Subject to subsections (c), (d) and (e), the amount of the Patheon Reimbursement shall be $258,200 for each lost batch of Drug Product.

(c)           Notwithstanding subsection (b) above, if (i) the Fees in the Contract Year in which the loss occurred were less than $2,500,000, and (ii) the loss of the Granulations was as a result of Patheon’s Negligence, then the Patheon Reimbursement amount shall be $166,600 for each lost batch of Drug Product.

(d)           If Patheon reimburses the Client $258,200 for one or more lost batches of Drug Product in any Contract Year due to Patheon’s Negligence and, subsequently, it is determined that the Fees in that Contract Year were less than $2,500,000, then Client shall credit Patheon for the difference between $258,200 and $166,600 per each batch of Drug Product lost due to Patheon’s Negligence.

(e)           The maximum Reimbursement amount Patheon shall pay to Client for all lost batches in any Contract Year shall be $5,000,000 in aggregate in all circumstances.

(f)            For the purposes of this Section 10.2 “Negligence” shall be limited to the following conduct and nothing else: (i) mishandling or improper storage of the Active Compound or Granulations (as the case may be) or excipients, packaging materials, pre-blend or blended formulations, work in process, finished Drug Product, or containers in which any of the foregoing are stored or transported; (ii) mishandling, improper operation of, or failure to maintain equipment; or (iii) failure to follow batch records, standard operating procedures or Client’s Specifications or Applicable Laws rules and regulations or (iv) such other conduct determined to be negligent by a court of competent jurisdiction (collectively, “Negligence”).

 (g)          The Parties shall work together using commercially reasonable efforts to develop in-process and other controls to limit or avoid, to the extent feasible, any financial loss for either Party due to the loss of Granulations and Active Compounds during processing, including the use of Process Analytical Technologies (“PAT”) where possible.

(h)           Drug Product. Except to the extent that Patheon has failed to provide the Manufacturing Services in accordance with the Patheon Manufacturing Responsibilities and as set forth in section 6.2 hereof, Patheon shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Drug Product manufactured by it, including, without limitation, the costs and expenses of any Recall (collectively, “Drug Product Claims”). For greater certainty, Patheon shall have no obligation for any Drug Product Claims to the extent such Drug Product Claim (i) is caused by deficiencies with respect to the Specifications, the safety, efficacy or marketability of the Drug Product or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable using the test methods set forth in the Specifications, (iii) results from a defect in the Active Compounds or Granulations (as the case may be) or Components supplied by the Client, (iv) is caused by actions of third parties occurring after such Drug Product is shipped by Patheon pursuant to Section 5.5, (v) is caused by actions or omissions of third party suppliers of Components in which deficiencies or defects were not detected or were not detectable by Patheon after conducting tests in accordance with the Specifications, (vi) is due to packaging or labelling defects or omissions for which Patheon has no responsibility, or (vii) is due to any other breach by the Client of its obligations under this Agreement.

10.3        Indemnification of Client.

Subject to Sections 10.1 and 10.2, Patheon agrees to defend, indemnify and hold the Client, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of personal injury or property damage to the extent that such injury or damage is the result of a failure by Patheon to provide the Manufacturing Services in accordance with the Patheon Manufacturing Responsibilities except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence, wrongful act(s) or breach of this Agreement by the Client, its officers, employees or agents or Affiliates.

In the event of a claim, the Client shall:  (a) promptly notify Patheon of any such claim; (b) use commercially reasonable efforts to mitigate the effects of such claim; (c) reasonably cooperate with Patheon in the defence of such claim; (d) permit Patheon to control the defence and settlement of such claim, all at Patheon’s cost and expense.

10.4        Indemnification of Patheon.

Subject to Sections 10.1 and 10.2, the Client agrees to defend, indemnify and hold Patheon, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in respect of the Drug Product, and any claim of personal injury or property damage to the extent that such injury or damage is the result of a breach of this Agreement by the Client, including, without limitation, any representation or warranty contained herein, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence, wrongful act(s) or breach of this Agreement by Patheon, its officers, employees or agents.

In the event of a claim, Patheon shall: (a) promptly notify the Client of any such claims; (b) use commercially reasonable efforts to mitigate the effects of such claim;

(c) reasonably cooperate with the Client in the defence of such claim; (d) permit the Client to control the defence and settlement of such claim, all at the Client’s cost and expense.

10.5        Reasonable Allocation of Risk.

The parties acknowledge and agree that the provisions of this Agreement (including, without limitation, this Article 10) are reasonable and create a reasonable allocation of risk having regard to the relative profits the parties respectively expect to derive from the Drug Product, and that Patheon, in its Fees for the provision of the Manufacturing Services, has not accepted a greater degree of the risks arising from the manufacture, distribution and use of the Drug Product, based on the fact that the Client has developed and holds the marketing approval for the Drug Product and requires Patheon to manufacture and label the Drug Product strictly in accordance with the Specifications, and that the Client and not Patheon is in a position to inform and advise potential users of the Drug Product as to the circumstances and manner of use of the Drug Product.

ARTICLE 11

CONFIDENTIALITY

11.1        Confidentiality.

Subject to Section 11.2 below, the parties agree that the provisions of the Confidentiality Agreement shall apply to all confidential information disclosed by the parties under this Agreement, which agreement remains in effect in accordance with its terms; provided, however, that in the event the Confidentiality Agreement expires or is terminated prior to the expiration or termination of this Agreement, the terms of the Confidentiality Agreement shall continue to govern the parties’ obligations of confidentiality with respect to any confidential or proprietary information disclosed by the parties hereunder, for the term of this Agreement, as though such agreement remained in full force and effect.

11.2        Publicity.

Except as may be required by Applicable Laws, rules or regulations neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press or otherwise, relating to this Agreement, any amendment hereto or to performance hereunder, or the existence of an arrangement between the parties, without the prior written approval of the other party, which consent shall not be unreasonably withheld or delayed (it being understood that such obligation is not intended to restrict either party’s ability to promote, market and sell the Drug Product in a commercially reasonable manner). In the event disclosure is required by applicable law, rules or regulations, then the party required to so disclose such information shall, to the extent possible, provide to the other party for its approval (such approval not to be unreasonably withheld) a written copy of such public announcement at least three (3) business days prior to disclosure. Client agrees that Patheon may refer to Client as a customer in public documents but without information as to the nature and extent of the services provided to Client.

ARTICLE 12

DISPUTE RESOLUTION

12.1        Commercial Disputes.

In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Section 6.1(b) or a Technical Dispute), the parties shall first try to solve it amicably. In this regard, any party may send a notice of dispute to the other, and each party shall appoint, within 10 Business Days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a party fails to appoint a representative within the 10 Business Day period set forth above, such dispute shall immediately be referred to the Chief Operating Officer or Executive Vice President, Operations (or such other officer as they may designate) of each party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, their dispute will be referred to the arbitration in accordance with Section 13.15.

12.2        Technical Dispute Resolution.

In the event of a dispute (other than disputes in relation to the matters set out in Sections 6.1(b) and 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage or other activities under this Agreement (a “Technical Dispute”), the parties shall make all reasonable efforts to resolve the dispute by amicable negotiations. In this regard, senior representatives of each party shall, as soon as practicable and in any event no later than 10 Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite such meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of such written request, the Technical Dispute shall, at the request of either party, be referred for determination to an expert in accordance with the provisions of Schedule F. In the event that the parties cannot agree whether a dispute is a Technical Dispute, Section 12.1 shall prevail. For greater certainty, the parties agree that the release of the Drug Product for sale or distribution pursuant to the applicable marketing approval for such Drug Product shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including Schedule F) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Drug Product is to be released for sale or distribution.

ARTICLE 13

MISCELLANEOUS

13.1        Inventions.

(a)           All Inventions relating to the Drug Product which are conceived, reduced to practice, or created solely by Patheon and/or its Affiliates or agents in the course of performing the Manufacturing Services under this Agreement (including any pre-existing technology of Patheon which Patheon so employs without use of any of Client’s Confidential Information or AlzaTechnical Information), shall be owned by Patheon (“Patheon Owned Invention”). Patheon shall and hereby does grant to the Client and its Affiliates a perpetual, royalty-free, non- exclusive, worldwide, irrevocable license to use and/or practice all such Patheon-owned Inventions (which are used by Patheon hereunder to supply Drug Product to the Client) to manufacture the Drug Product and to use and sell the same, with the right to sub-license to any third party with whom the Client or an Affiliate contracts to manufacture the Drug Product using, any such Patheon Owned Invention.

(b)           All Inventions relating to the Drug Product which are conceived, reduced to practice, or created solely by the Client and/or its Affiliates or agents (including any pre-existing technology of the Client which the Client shares with Patheon hereunder), shall be owned by the Client (“Client Owned Invention”). The Client shall and hereby does grant to Patheon and its Affiliates a limited royalty-free, non-exclusive license during the term of this Agreement, without the right to sublicense, to use and/or practice all such Client Owned Inventions solely to manufacture the Drug Product hereunder.

(c)           All Inventions relating to the Drug Product which are conceived, reduced to practice, or created jointly by: (i) the Client and/or its Affiliates or agents; and (ii) Patheon and/or its Affiliates or agents pursuant to this Agreement shall be owned be a Client Owned Invention, unless the parties have agreed to a different arrangement in another consulting or services agreement which is more specific to the services provided by Patheon in connection with such Invention. The Client shall and hereby does grant to Patheon and its Affiliates a perpetual, royalty-free, non-exclusive, worldwide, irrevocable license during the term of this Agreement, without the right to sublicense, to use and /or practise such Client Owned Invention solely to manufacture the Drug Product hereunder.

(d)           All Inventions created while performing the Manufacturing Services which are conceived, reduced to practice, or created jointly by: (i) the Client and/or its Affiliates or agents; and (ii) Patheon and/or its Affiliates or agents pursuant to this Agreement which are independent of the Drug Product or the Granulations, and have application to drug product manufacturing or delivery systems shall be owned by the Client (“Broader Inventions”). Subject to the limitations set forth in Section 2.3 hereof, the Client shall and hereby does grant to Patheon and its Affiliates a perpetual, royalty-free, non-exclusive, worldwide, irrevocable license to use and/or practise such Broader Inventions with the right to sublicense to any third party.

(e)           Each party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions.

(f)            Either party shall give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Drug Product or processes or technology owned or other wise controlled by such party.

13.2        Intellectual Property.

Subject to Section 13.1, all Intellectual Property of the Client shall be owned by the Client and all Intellectual Property of Patheon shall be owned by Patheon. The Client and Patheon hereby acknowledge that neither party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Each party agrees not to use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.3        Insurance.

Each party shall maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of 1 year after the expiration date of the Drug Product produced under this Agreement, which insurance shall afford limits of not less than (i) $5,000,000 for each occurrence for personal injury or property damage liability and (ii) $5,000,000 in the aggregate per annum with respect to product and completed operations liability. If requested each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of 30 days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such party, then such party shall forthwith notify the other party in writing and the parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4        Independent Contractors.

The parties are independent contractors and this Agreement shall not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

13.5        No Waiver.

Either party’s failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

13.6        Assignment.

(a)           Patheon may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of the Client, such consent not to be unreasonably withheld; provided, however, that Patheon may arrange for subcontractors to perform specific single tests on excipients and/or compendial products testing services arising under this Agreement without the consent of the Client provided that Patheon shall remain primarily liable to Client, and such subcontracted testing shall be in accordance with the terms of this Agreement.

(b)           The Client may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon; provided, however, that: i) the Client shall give prior written notice of any assignment to Patheon; ii) any assignee shall covenant in writing with Patheon to be bound by the terms of this Agreement; and iii) such Assignee has a market capitalization or net worth of not less than $300 million dollars. In all other cases, Client may assign this Agreement with the consent of Patheon, which consent shall not be unreasonably withheld.

For purposes of this Section 13.6(b), none of the following shall constitute an assignment by Client: (a) conversion of Client from a limited liability company to a corporation (whether such conversion is effected by statutory conversion provisions, merger or otherwise) or (b) the issuance of debt or equity securities by Client in connection with any financing transaction.

(c)           Notwithstanding the foregoing provisions of this Section 13.6, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business or in the case of Client to a purchaser of the Drug Product, provided that such assignee executes an agreement with the non-assigning party hereto whereby it agrees to be bound hereunder.

13.7        Force Majeure.

Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party’s reasonable control, including, but not limited to, strikes or other labour disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Neither party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

13.8        Additional Product.

Additional product may be added to this Agreement and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by an addendum hereto.

13.9        Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal delivery, by telecopier or facsimile communication or by sending the same by first class mail, postage prepaid to the mailing address or telecopier number set forth below:

If to the Client:

Reliant Pharmaceuticals, LLC
Attn:  Mr. Joseph Krivulka, President
110 Allen Road
Liberty Corner, NJ 07938

Telecopier No.:  908-542-9405

With a copy to:  General Counsel (same contact information)

If to Patheon:

Patheon Pharmaceuticals Inc.
2110 East Gaibraith Road
Cincinnati, Ohio
Attention:  Site Director
Telecopier No.: 513-948-7854

With a copy to:	President, Patheon North America
by telecopier: 905-812-6705

or to such other addresses or telecopier numbers provided to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery or by telecopier number shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States or Canadian mail, postage prepaid or upon receipt, whichever is sooner.

13.10      Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

13.11      Entire Agreement.

This Agreement, together with the Quality Agreement, the Capital Letter and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents shall be this Agreement, the Quality Agreement, the Capital Letter and the Confidentiality Agreement.

13.12      Other Terms.

The parties agree that no terms, provisions or conditions of any purchase order or other business form or written authorization used by the Client or Patheon will have any effect on the rights, duties or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of the Client or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Agreement and is signed by both parties.

13.13      No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

13.14      Execution in Counterparts.

This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.15      Governing Law & Venue.

(a)           This Agreement shall be construed in accordance with and governed by the laws of the State of New York excluding the conflict of laws rules thereof.

(b)           Any disputes or disagreements between Client and Patheon under this Agreement except as set forth below, shall be submitted to arbitration pursuant to the commercial arbitration rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, to the extent either Party, in its sole discretion, determines that it needs injunctive relief such party may seek such injunctive relief in a court of competent jurisdiction applying the substantive law of the state of New York.

(c)           The arbitration shall be held before a single arbitrator, to be selected by Patheon and Client or, if Patheon and Client cannot agree on such arbitrator, in accordance with the applicable arbitration rules. Arbitration shall be in the State of New York, and the arbitrator shall apply the substantive law of the State of New York. It shall be the duty of the arbitrator to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute. The arbitrator shall permit and facilitate discovery, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The arbitrator will set a discovery schedule with which the parties will comply and attend depositions if requested by either party. The arbitrator will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the parties may wish to present; however, no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase. The arbitrator shall among his other powers and authorities, have the power and authority to award interim or preliminary relief.

(d)           A qualified court reporter will record and transcribe the proceedings. The decision of the arbitrator will be in writing and judgment upon the award by the arbitrator may be entered into any court having jurisdiction thereof. Prompt handling and disposal of the issue is important, accordingly, the arbitrator is instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award within 365 days of the arbitrator’s selection or appointment and within 20 days of the close of evidence.

(e)           The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties’ Confidential Information. The fees of the arbitrator shall be paid by the losing party which shall be designated by the arbitrator. If the arbitrator is unable to designate a losing party, he shall so state and the fees shall be split equally between the parties.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON PHARMACEUTICALS INC.

By

RELIANT PHARMACEUTICALS, LLC

By

By

SCHEDULE A

SCHEDULE B

Minimum Run Quantity, Minimum Annual Volume & Fees

Pricing is based on the following annual requirements, in no. of bulk batches, provided by Reliant:

	Theoretical Batch Size (Tablets)	Phase 1 2004	Phase 1 2005
		Bulk Pack	Bulk Pack
5mg	[***]	[***]	[***]
10mg	[***]	[***]	[***]

Phase 1 – Bulk Tablets

Strength	5 mg	10 mg
[***]	[***]	[***]
	$ [***]	$ [***]

Manufacturing Assumptions

1.             The commercial process at Patheon will closely follow the manufacturing information provided by Reliant.

2.             The proposed theoretical batch sizes are [***] tablets for the 5 mg and [***] tablets for the 10mg.

3.             A manufacturing campaign of [***] batches is assumed for both strengths.

Granulation

4.             Drug and Osmotic granulations will be furnished by Reliant.

Compression

5.             The target compressed tablet weights are [***] mg, for the 5 and 10 mg, respectively.

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Coating

6.             Both coating processes ([***]) will be performed in the [***].

7.             [***]

Laser Drilling

8.             This quotation assumes [***]

Tablet Drying

9.             Drying of tablets will be performed in [***].

Tablet Printing

10.           No tablet inspection is included in this quotation.

Packaging Assumptions

11.           Only bulk packing is required for Phase I tablets. Appropriate amount of bulk tablets will be put into each 30-gallon fiber drum, with liners, desiccant, bubble pack and security seal.

Testing Assumptions

12.           Patheon will fully test all raw materials to USP standards, as appropriate.

13.           Full product release testing will be performed based on the given product specifications.

14.           No method validation cost is included in this pricing proposal.

15.           No capital requirement of any testing equipment is assumed.

General Assumptions, Terms & Conditions

1.             Commercial unit pricing is based on the annual volumes provided and run quantities noted in the Pricing Tables.

2.             Each price includes the costs of raw materials and applicable packaging components. Drug arid Osmotic granulations will be furnished by Reliant during Phase 1.

3.             Process qualification and validation costs are not included in this proposal.

4.             Post-commercial stability cost is not included in these prices.

5.             Reliant will be responsible for the art work related charges, such as die, film and plate costs.

6.             Unit pricing will be subject to review and change upon finalization of product and component specifications, manufacturing and packaging processes, and equipment run rates.

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE C

INTENTIONALLY DELETED

SCHEDULE D

ACTIVE COMPOUNDS GRANULATIONS

Granulations	Supplier
Osmotic Layer Granulation	Novartis Consumer Health, Inc.
Drug Layer Granulation	Novartis Consumer Health, Inc.

SCHEDULE E

BATCH NUMBERING AND EXPIRATION DATES

Drug Product manufactured at Patheon will bear lot numbers as described in Patheon SOP H045 and will have expiry dates as described in Patheon SOP Q100.

SCHEDULE F

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 shall be resolved in the following matter:

1.             Appointment of Expert. Within 10 Business Days after a party requests pursuant to Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties shall jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within such 10 Business Day period, or in the event of disclosure of a conflict by an expert pursuant to paragraph 2 hereof which results in the parties not confirming the appointment of such expert, then an expert (willing to act in that capacity hereunder) shall be appointed by an experienced arbitrator on the roster of the American Arbitration Association.

2.             Conflicts of Interest. Any person appointed as an expert shall be entitled to act and continue to act as such notwithstanding that at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment provided that before accepting such appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses any such interest or duty and the parties shall after such disclosure have confirmed his appointment.

3.             Not Arbitrator. No expert shall be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration shall not apply to any such expert or the expert’s determination or the procedure by which the expert reaches his determination to be made pursuant to this Schedule F.

4.             Procedure. Where an expert is appointed:

(a)           Timing. The expert shall be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues such authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or such other date as the parties and the expert may agree) after receipt of all information requested by him pursuant to paragraph 4(b) hereof.

(b)           Disclosure of Evidence. The parties undertake one to the other to provide to any expert all such evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they shall disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

(c)           Advisors. Each party may appoint such counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties shall co-operate and seek to narrow and limit the issues to be determined.

(d)           Appointment of New Expert. If within the time specified in paragraph 4(a) above the expert shall not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert shall thereupon cease for the purposes of determining the matter at issue between the parties save that if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then such a decision shall have effect and the proposed appointment of the new expert shall be withdrawn.

(e)           Final and Binding. The determination of the expert shall, save in the event of fraud or manifest error, be final and binding upon the parties.

(f)            Costs. Each party shall bear its own costs in connection with any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert shall be shared equally by the parties.

For greater certainty, the parties agree that the release of the Drug Product for sale or distribution pursuant to the applicable marketing approval for such Drug Product shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including this Schedule F) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Drug Product are to be released for sale or distribution.

SCHEDULE G

FORM OF QUALITY AGREEMENT

COMMERCIAL
QUALITY AGREEMENT

Between

[LOGO]

And

Patheon Pharmaceuticals Inc.

For the manufacture of:

DynaCirc CR
Controlled Release Tablets, 5 mg and 10 mg GITS

Commercially Quality Agreement	DynaCire CR controlled release tablets
Between Reliant Pharmaceuticals and Patheon Pharmaceuticals Inc.	5 mg and 10 mg GITS

i

4.	Computer	10

Revision History and Approval		12

ii

I               QUALITY AGREEMENT AND TERM

1.             It is deemed necessary by Reliant Pharmaceuticals and Patheon Pharmaceuticals Inc. (Patheon) to allocate the responsibilities of current good manufacturing practice (cGMP), as defined in 21 CFR part 210-211, by which DynaCirc CR extended release tablets 5 mg and 10 mg GITS [the drug product] shall be manufactured using granulations provided by Novartis Lincoln [NVS] and shipped to NVS as bulk finished product.

2.             This agreement, in conjunction with the Supply Agreement, shall define the responsibilities of the parties involved, and the levels of interaction necessary for the delivery of a compliant drug product.

3.             This Quality Agreement shall expire with the termination of the Supply Agreement. The agreement can be modified with the written approval of Reliant and Patheon. A revision history shall be maintained.

II             PRODUCTS

Patheon has agreed to manufacture the drug product in accordance with all cGMP’s, specifications detailed in the NDA, and local laws and ordinances.

III                                    CONTACT INFORMATION

Communication pertaining to the manufacture of the drug product shall flow between the established channels detailed below.

DEPARTMENT	RELIANT CONTACT	PATHEON CONTACT
QUALITY	Name: Phone: Fax: e-mail:	Name: Phone: Fax: e-mail:

OPERATIONS	Name: Phone: Fax: e-mail:	Name: Phone: Fax: e-mail:

REGULATORY	Name: Phone: Fax: e-mail:	Name: Phone: Fax: e-mail:

1

IV            MANUFACTURING COMPLIANCE

The drug product will be manufactured by Patheon according to the Supply Agreement at the facilities located at 2110 E. Galbraith Rd., Cincinnati, OH. The FDA facility number for this location is 1510437.

The drug product shall be manufactured according to cGMP’s (21 CFR Part 210-211) as well as all additional requirements detailed in the batch records or approved Supplement. All computer systems used to control manufacturing processes shall be validated, and shall comply with 21 CFR Part 11.

1.             Premises

1.1           The manufacturing facility shall comply with all aspects of 21 CFR Part 210 and 211 Subpart C, as well as all additional requirements detailed in the batch records or approved Supplement.

2.             Equipment

2.1           Equipment used to manufacture the drug product shall comply with 21 CFR part 211 Subpart D, as well as all additional requirements detailed in the NDA.

2.2           Patheon shall maintain written records for equipment usage, cleaning, maintenance and calibration of all equipment used in the processing of the drug product.

2.3           Patheon shall only use equipment that is detailed in the approved Supplement for the manufacture and processing of the drug product. Use of equipment other than that stipulated in the mutually agreed to Master Batch production records shall not be permitted without prior written consent from Reliant Quality and Regulatory, irrespective of FDA guidance’s detailing equipment class and subclass equivalencies.

2.4           Installation qualification (IQ)/operational qualification (OQ)/performance qualification (PQ) shall be performed on all equipment used in manufacture of the Products, and the same equipment shall be placed on a calibration and/or preventive maintenance schedule, as appropriate.

3.             Personnel

3.1           Personnel used to process the drug product shall be appropriately trained in cGMP’s, as well as the process they perform. Training shall be documented and available for review.

3.2           There shall be an adequate number of qualified personnel to perform and supervise the processing of the drug product.

2

4.             Materials

4.1           The manufacturer shall use active and osmotic granulations provided by NVS, and inactive ingredients specified in the approved Supplement.

4.2           Patheon shall sample all materials according to approved procedures, and test and release the materials according to approved analytical methodology and specifications as detailed in the Supplement.

4.3           Patheon shall store all granulations, inactive ingredients, as well as released materials in a suitable environment so as not to impact the materials’ quality. Certificates of Analysis shall be generated by Patheon as requested by Reliant, for all materials used to process the drug product.

5.             Documentation

5.1           Patheon shall provide written documentation in the form of a Production Batch Record for all processes used in the manufacture of the drug product.

5.2           Patheon shall maintain and follow all Standard Operating Procedures (SOP) required to manufacture, package bulk, analyze, release, and store the drug product as detailed in the Supplement, and required by cGMP.

5.3           Patheon shall follow a suitable Change Control Procedure for all documentation. All changes to batch records, manufacturing specifications, or test methods must be submitted to Reliant Quality Assurance for review and approval prior to implementation.

6.             Lot Numbers

6.1           Patheon shall assign unique lot numbers to bulk drug product to ensure complete product traceability.

7.             Product Storage and Shipment

7.1           Patheon shall store all drug product in suitable containers, labeled with lot specific information, as detailed in the Supplement, and in a controlled environment to remove possibility of tampering, theft, adulteration, or contamination.

7.2           Product shall be labeled with all D.O.T. and O.S.H.A. information, as required, and suitably packaged to minimize damage during transit.

7.3           Only approved finished product may be shipped by Patheon to NVS. Materials may be shipped under Quarantine only with the prior written consent from the Quality Department from Reliant and Patheon.

3

7.4           Product should be segregated by lot number prior to shipment.

V             QUALITY CONTROL

All testing shall be done in accordance with the NDA and approved Supplements. Patheon shall maintain a cGMP laboratory suitable to test and release granulations, inactive ingredients, in-process test samples, and finished product according to the analytical methods and specifications detailed in the NDA. This laboratory is the only qualified laboratory to perform the analytical testing unless otherwise specified in the NDA.

1.             Premises

1.1           The quality control laboratory shall comply with all aspects of 21 CFR Part 210 and 211, as well as all additional requirements detailed in the NDA.

2.             Equipment

2.1           Installation qualification (IQ)/operational qualification (OQ)/performance qualification (PQ) shall be performed on all equipment used in analysis of the drug product, and the same equipment shall be placed on a calibration schedule.

2.2           Patheon shall maintain written records for equipment usage, maintenance and calibration.

3.             Personnel

3.1           Personnel used to test and release the product shall be appropriately trained in cGMP’s, as well as the methods and techniques they utilize. Training shall be documented and available for review.

4.             Out-of-Specification (OOS) Investigations

4.1           Patheon is responsible for following an SOP to investigate any test results that fail to meet specifications. An OOS investigation should be conveyed to Reliant Quality within 48 hours. These OOS investigations are open to review during an audit.

5.             Reference Standards

5.1           All testing of granulation and finished drug product shall use primary reference standards, or appropriately qualified secondary reference standards. Qualification of secondary reference standards must comply with current ICH guidelines.

4

6.             Product Release

6.1           Reliant shall only accept finished product that complies with the NDA or approved Supplement, and with the Manufacturing Agreement

7.             Stability

In the event that Reliant should contract with Patheon to perform stability testing, the stability program will be conducted in accordance with Patheon Standard Operating Procedures. The currently approved Regulatory stability protocols will be followed as written. Changes to the protocols must be approved by Reliant QA.

7.1           Drug product shall be stored in qualified, temperature and humidity mapped chambers that are consistent with the conditions specified in the NDA.

7.2           Patheon shall have a contingency plan in the event that a stability chamber has a sustained temperature or humidity excursion. All drug product shall be immediately removed from the suspect chamber. All drug product shall be stored in another qualified chamber within 48 hours of the excursion, and stability time points modified accordingly.

7.3           All testing shall be performed according to the analytical methods and specifications detailed in the NDA.

VI            QUALITY ASSURANCE

Patheon shall assure that the drug product was manufactured, tested, released, and stored in accordance with cGMP’s, and all requirements as detailed in the NDA.

1.             Documentation

1.1           Patheon will provide both a Certificate of Analysis indicating all regulatory test results and their specifications, and a Certificate of Compliance indicating the drug product has been manufactured, tested, and stored according to cGMP’s and all requirements as detailed in the NDA.

1.2           Patheon shall retain all Batch Production Records for the drug product for a period of not less than one year past the product expiration date.

1.3           Any deviation to the manufacturing process or analytical test methods must be documented, reviewed versus the respective validation, and approved by Patheon’s Quality department prior to release of the drug product.

5

1.4           Patheon is responsible for maintaining all documentation supporting all manufacturing processes, analytical testing, and storage of the drug product.

2.             Samples

2.1           Patheon’s Quality Department shall assure that all test samples are taken in accordance with approved SOP’s and as detailed in the NDA.

2.2           Patheon shall maintain Sample Retains for a period of not less than one year past the expiration date for the drug product. At least twice as much material shall be retained as is needed to conduct all specification release testing.

2.3           Reserve samples shall be retained and stored under conditions consistent with product labeling. The reserve sample shall be stored in the same immediate container-closure system in which the Product is marketed or in one that has essentially the same characteristics.

3.             Investigations

3.1           Patheon shall notify Reliant Quality in writing within one business day after confirmation of any situation that impacts product that has already been released. Patheon shall also provide Reliant with verbal communication of any such investigation prior to the confirmation so that appropriate action can be implemented to restrict continued distribution of product until the investigation can be finalized.

3.2           All results of major manufacturing or analytical deviations shall be investigated, and copies of said investigations shall be conveyed to Reliant Quality with the issuance of the bulk product certificate of analysis. Copies of minor deviations shall be provided only upon request.

A Major Deviation is defined as: A departure from normal operating conditions that is determined to have a significant or unknown impact on the identity, strength, quality, and purity of the drug product. Examples include, but are not limited to: failure of a batch or lot to meet any analytical specification that is not determined to be a laboratory error; or, compounding errors such as dispensing incorrect quantities of material; or processing errors such as using equipment that is outside of approved calibration dating or processing a batch outside the tolerances set forth in the batch record; or observation of foreign materials in a batch; or packaging or labeling errors.

A Minor Deviation is defined as: A departure from normal operating conditions that is determined to have no impact on the identity, strength,

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quality, and purity of the drug product. Examples include, but are not limited to: low gross yields; or calculation or rounding errors that have no impact on the batch.

3.3           All minor deviations to the manufacturing process or analytical test methods must be documented and reviewed versus the respective validation, and approved by Patheons Quality department prior to release of the drug product.

3.4           Rework/Reinspection: Patheon shall obtain written approval from Reliant QA in advance of performing any rework/reinspection procedures.

4.             Product Complaints or Adverse Events

4.1           All individuals reporting a product related complaint should be immediately directed to contact Reliant’s Customer Complaints Group as directed by Reliant.

4.2.1        Reliant shall maintain a system to receive, log, evaluate, categorize, communicate, and follow-up each complaint received.

4.2.2        Reliant shall report any product complaints to Patheon in writing within seven days of receipt of the complaint.

4.2.3        Upon receiving a product complaint for which the subject bottle is still available, Reliant shall issue a return mailer to have the complaint sample returned.

4.2.4        Patheon shall perform a thorough investigation of each product complaint for operations performed at Patheon, and shall make every reasonable effort to provide Reliant with a written report within 45 days, unless a more urgent need is identified and mutually agreed upon (i.e. NDA Field Alert).

4.2.5        Reliant shall be responsible for communication and final correspondence with the complainant, and/or regulatory authorities.

4.2           All individuals reporting an Adverse Event (AE) should be immediately directed to contact Reliant’s Medical Affairs Department as directed by Reliant.

4.2.1        Reliant shall maintain a system to receive, log, evaluate, categorize, communicate, and follow-up each AE received.

4.2.2        Reliant shall maintain all AE files and is responsible for forwarding all appropriate information to Regulatory Agencies.

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4.3           Reliant shall be the only authorized group to provide product related responses to the public.

4.4           Should Reliant discover a product related problem, Reliant Quality Department shall provide a written complaint notification to Patheon within 2 business days of the occurrence.

5.             Annual Product Review

5.1           Patheon shall perform an annual product review for the Product detailing all drug product lots manufactured, product investigations, stability updates (as required), lots released or rejected, and process or method revisions (including validation reports) for all drug product lots manufactured in the previous Manufacturing Agreement year. All critical release data shall be trended to evaluate the process.

5.2           The written Annual Product Review report for each year shall be sent to Reliant Quality Department as specified in the table below.

Product	Period Closes By	PAR Issues By
DynaCirc CR

6.             Product Recalls

6.1           It shall be the sole responsibility of Reliant to issue a FDA Field Alert Notification pertaining to a product quality issue discovered by Patheon or Reliant. An alert shall only be issued with substantive evidence of a quality issue, for which Patheon shall have 5 business days from obtaining knowledge of the substantial evidence of a quality issue to initiate an investigation report, with updates as needed.

6.2           It shall be the sole responsibility of Reliant to issue a product recall, and discuss with FDA the extent or type of action that should occur. Decisions to initiate a product recall shall be based on product medical reviews and the investigation report used to support the FDA Field Alert.

7.             Audits by Reliant Pharmaceuticals

7.1           Reliant Pharmaceuticals shall have the right to perform periodic audits of departments responsible for the manufacture of the drug product. Patheon shall provide Reliant Quality, or representative, access to all facilities and records pertaining to the manufacture of the drug product.

7.2           Reliant Quality, or representative, shall provide an exit meeting to Patheon to provide significant observations. A written report of observations shall be issued to Patheon.

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7.3           Patheon shall provide a written response to the audit observations within 20 business days. The response shall include details of the corrective actions to the observations, and the expected completion date of the action. Reliant Quality shall follow-up on the progress of the corrective actions based on the expected completion dates provided.

VII          REGULATORY

Patheon shall provide a cGMP compliant facility in order to supply the drug product to Reliant Pharmaceuticals.

1.             Inspections by Regulatory Agencies

1.1           Patheon shall inform Reliant Pharmaceuticals of any Regulatory Agency performing an inspection of the drug product, or a facilities inspection affecting the drug product within the same business day of notification. Reliant Quality Department may be present at any drug product specific inspections and exit meetings.

1.2           All drug product specific regulatory correspondence, or facilities correspondence affecting the manufacturing of the drug product shall be conveyed to Reliant Quality Department within 2 business days of receipt. Patheon shall provide written responses to all drug product related observations for Reliant review prior to commitment to any regulatory authority.

1.3           Patheon shall provide copies of all regulatory agency inspection documentation (i.e. 483’s, EIR’s, etc.) or any other regulatory correspondence pertaining to the drug product to Reliant Quality Department within two business days of receipt. A redacted copy may be provided to protect other customer’s products.

2.             Annual Reports

2.1           It shall be the sole responsibility of Reliant Pharmaceuticals to maintain all regulatory communication and updates (Supplements, CBE, Annual Reports, etc.) pertaining to the drug product as outlined in ICH and FDA regulatory guidance documents. All necessary CMC documentation updates will be conveyed to Patheon, who shall provide the necessary documentation to Reliant Regulatory not less than 45 days prior to filing date.

Product	Filing date
DynaCirc CR

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3.             Drug Listing

3.1           It shall be the responsibility of Reliant Regulatory to submit FDA Form #2657 every June and December updating the Drug Product Listing. When no changes have occurred since the previously submitted list, no report is required.

VIII                           VALIDATION

Patheon shall assure that all systems used to manufacture, test, release, and distribute the drug product shall have been appropriately transferred, qualified, and/or validated prior to using that system to process the Product.

1.             Process

1.1           Patheon shall be responsible for performing and documenting process validation to comply with cGMP’s and to ensure consistency of quality Product. A process validation protocol shall be forwarded to Reliant for review and approval prior to carrying out the validation.

2.             Equipment Cleaning Validation

2.1           Patheon is responsible for following internal procedures for all products they manufacture to set appropriate cleaning limits to ensure there are no cross contamination issues between products. Patheon shall demonstrate, through approved protocol and final report, that cleaning validation has been performed for the Product(s).

3.             Analytical Test Methods

3.1           Patheon shall be responsible for demonstrating the validity of all methodology used for in-process control, and release of all materials, Active Compound, components and the Product. This validation, or verification in the case of a compendial raw material item, will be demonstrated. This validation shall be established, through approved protocol and final report, based on the current ICH and FDA validation guidance documents. Method validation shall be performed. Suitability of all compendia methodology will be demonstrated, and written in a report, prior to use for release of materials, Active Compound, components, or the Product(s).

4.             Computer

4.1           Patheon is responsible for compliance as it pertains to systems validation, electronic records, electronic records retention, and electronic signatures for those systems used in the control of the manufacturing processes, analytical testing, receipt, release and distribution of materials, API’s,

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components, and Product(s) as prescribed by 21 CFR part 11, and any other current, approved FDA Guidance requirements.

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REVISION HISTORY

Revision Date	Revision Approval (Reliant)	Revision Approval (Patheon)	Revision Description
2/6/04	See below	See below	New Agreement

Reliant Pharmaceuticals Approval	Patheon Pharmaceuticals, Inc. Approval

Signature/Date	Signature/Date

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SCHEDULE H

CAPITAL LETTER AGREEMENT

                    , 2004

Reliant Pharmaceuticals, LLC
110 Allen Road
Liberty Corner, NJ
U.S.A. 07938

Attention:

Dear                              :

Re:          Capital Expenditure for Commercial Manufacture of DynaCirc CR

Reliant Pharmaceuticals, LLC (“RELIANT”), and Patheon Pharmaceuticals Inc. (“Patheon”) have entered into a Manufacturing Services Agreement dated March              , 2004 (the “MSA”) whereby Patheon agreed, among other things, to provide certain manufacturing services (the “Services”) with respect to DynaCirc CR (the “Product”).

In order for Patheon to perform the Services, certain capital equipment will be provided by RELIANT and installed at Patheon’s Cincinnati Operations facility (the “Facility”). As well, certain modifications will be made to the Facility to accommodate such equipment.

The purpose of this Letter Agreement is to set out the parties’ mutual agreement with respect to the equipment and capital expenditures required under the MSA.

1.             Equipment

Until this Letter Agreement is terminated in accordance with paragraph 7 below, the Parties agree to purchase certain manufacturing equipment (the “Equipment”) and to implement certain facility upgrades for use in connection with the manufacture of the Product in accordance with the terms of this Letter Agreement.

A detailed description of the Equipment is outlined in Schedule A attached hereto.

2.             Expenditures

The responsibility for the payment of the estimated costs associated with the Equipment and the Facility Modifications (the “Capital Expenditures”) will be allocated between Patheon and RELIANT in the manner set out in Schedule A hereto.

Each Party shall make all necessary arrangements, at its sole expense, for the purchase and shipping of the Equipment it has agreed to purchase, as indicated on Schedule A, to the Facility.

To the extent possible (i.e. where Equipment is not being physically installed at the Facility) all Equipment for which RELIANT is responsible under Schedule A shall be purchased by way of purchase order with instructions indicating that the Equipment be shipped to Reliant Pharmaceuticals, LLC Headquarters and billed to Accounts Payable, Reliant Pharmaceuticals, LLC.

Where certain Equipment cannot be shipped to Reliant Pharmaceuticals, LLC Headquarters, the invoice may be billed to Patheon and RELIANT agrees to forward payment for the invoice to Patheon by wire transfer within the payment terms indicated by the supplier of the Equipment which shall be forward to RELIANT by Patheon.

Notwithstanding the above, RELIANT agrees to pay Patheon directly by wire transfer for the costs associated with Item 12 under Schedule A (Coating Pan) as Patheon has already purchased this particular piece of Equipment.

Patheon shall make all necessary arrangements for the installation, qualification and testing of the Equipment at the Facility. Patheon represents that it shall install and test the Equipment in a good and workmanlike manner, including following the manufacturer’s written instructions.

Patheon warrants that the Equipment shall be cleaned in a good and workmanlike manner, in accordance with cGMP (as such term is defined in the Agreement) and applicable Laws (as such term is defined in the Agreement).

3.             Facility Modifications

Certain modifications must be made to the Facility in order to accommodate the Equipment and are listed on Schedule A attached hereto.

4.             Maintenance of Equipment

(a)           Patheon shall operate and use the Equipment in accordance with the instructions set forth in the Equipment manufacturer’s service manual provided by RELIANT, if any.

(b)           While the Equipment is in Patheon’s possession, Patheon shall assume the costs for all routine and preventative maintenance of the Equipment.

(c)           The costs of any repairs required as a result of the use of the Equipment for RELIANT products, other than routine and preventative maintenance costs, not covered by applicable manufacturer warranties shall be equitably allocated by the parties. In the event of any such repairs, Patheon shall promptly provide written notice of estimated cost of the repairs and the parties shall agree upon the allocation of such costs within 10 business days of RELIANT’s receipt of such notice.

(d)           In the event of any repairs required as a result of the use of the Equipment for products of other clients of Patheon not covered by applicable manufacturer warranties shall be the responsibility of Patheon.

5.             Title, Risk of Loss and Insurance

The parties agree that title to the Equipment shall reside with the Party who has paid for such Equipment and the other Party shall have no legal or equitable interest in such Equipment whatsoever. The Equipment shall be clearly marked to indicate the ownership of the Equipment and shall not be subject to the liens or claims of the other Party’s creditors. While the Equipment is in Patheon’s possession, risk of loss shall reside with Patheon and Patheon shall insure the Equipment under its policy of standard all-risk insurance and name Reliant as the loss-payee.

Notwithstanding the above, title to the Abatement Equipment listed under Schedule A shall reside with Patheon once it has been installed at the Facility.

6.             Warranty

RELIANT represents and warrants that: (i) RELIANT is the sole legal and beneficial owner of the Equipment it has purchased as set out in Schedule A hereto; (ii) RELIANT has the full right and authority to loan the Equipment to Patheon in accordance with the terms and conditions hereof; and (iii) prior to delivery of the Equipment to Patheon, such Equipment was in good working order.

7.             Indemnification

Patheon shall indemnify, defend and hold RELIANT harmless from and against any claims, damages, expenses or liabilities to, from and in favor of third parties (other than affiliates) (“Claims”) resulting from Patheon’s use of the Equipment while such Equipment is situated at the Facility other than those Claims that arise from a defect in the Equipment.

8.             Return of Equipment

If, after the expiry of the Term of the MSA or after the MSA has been terminated in accordance with Article 8 of the MSA, RELIANT desires the return of the Equipment it has purchased under this Letter Agreement, then RELIANT shall notify Patheon in writing at least six months prior to the effective date of removal and, following delivery of the Equipment, within forty-five (45) days of the invoice, RELIANT shall pay Patheon for all reasonable costs relating to:

(a)           disconnecting, packaging and shipping the Equipment in a good and workmanlike manner;

(b)           repairing any damage resulting from such removal; and

(c)           restoring the Facility to remove the modifications made hereunder.

9.             Reimbursement

If, upon RELIANT prior approval, Patheon utilizes any of the Abatement Equipment (as listed in Schedule A) to provide commercial manufacturing services to any of its other clients, then Patheon shall reimburse RELIANT $5,000 for each batch of product produced and paid for by its other clients until such time as it has fully reimbursed RELIANT for the costs RELIANT has contributed to the cost of the Abatement Equipment, as listed on Schedule A hereto.

If Patheon is able to utilize any of the other Equipment (other than the Abatement Equipment) for the commercial manufacturing of products for any of its other clients and RELIANT has contributed towards the costs of that particular Equipment as set out in Schedule A hereto, then the Parties shall work together to agree on a reimbursement arrangement which is mutually agreeable to both Parties.

In no event shall Patheon use any of the Equipment listed on Schedule A (other than the Abatement Equipment) which RELIANT has contributed towards the cost of without RELIANT’s consent.

RELIANT may elect to appoint, at its own cost, an independent accounting firm to confirm the accuracy of the production volumes Patheon has achieved for its other clients utilizing the Abatement Equipment, provided that the independent accounting firm shall be required to restrict its report to RELIANT to the accuracy of the calculation supporting the reimbursement payment under this Section 9. Such audit shall take place after reasonable advance written notice, during normal business hours and with a representative of Patheon present.

Within 60 days of June 30th and December 31st of each Contract Year, Patheon shall:

i)              reconcile all reimbursement amounts owing to RELIANT for the six month period ending from January lst to June 30th or from July 1st to December 31st, as the case may be, of each Contract Year (the “Reimbursement Amount”); and

ii)             confirm the Reimbursement Amount to RELIANT in writing (“Confirmation Date”).

Patheon shall forward payment for the Reimbursement Amount within 30 days of the Confirmation Date.

10.          Currency

All monetary amounts are expressed in the lawful currency of the United States of America.

11.          Incorporation of Agreement

The Equipment shall be deemed to be part of the “Approved Facility” (as such term is defined in the Agreement) and Patheon shall comply with the terms of the Development Agreement and the MSA in performing services for RELIANT’s on the Equipment as part of the Project. In the event of any inconsistency between the terms of the MSA and the terms of this Letter Agreement, the terms of this Letter Agreement shall govern with respect to the subject matter hereof.

This Letter Agreement may be signed by facsimile or in two counterparts, each of which when executed and delivered or transmitted, shall be considered an original and both of which together shall constitute one and the same instrument. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

If the above terms are acceptable to you, please indicate your acceptance below.

Yours truly,

PATHEON PHARMACEUTICALS INC.

Ronald B. Mitchell
Sr. VP, Finance & Treasurer

ACCEPTED and AGREED to this           day of March, 2004.

RELIANT PHARMACEUTICALS, LLC

Name:
Title: